EXHIBIT 11

                 Statement Re: Computation of Per Share Earnings


                                                                    November 30,
                                                                    ------------
                                                             1998                  1997
                                                             ----                  ----
Diluted:

        Average Shares Outstanding Disregarding
        Dilutive Convertible Preferred Stock               2,721,670             2,710,918

Assuming Conversion at beginning of Year of:

        $10 Convertible Preferred Stock                      344,444               666,667
        10% Convertible Preferred Stock                       15,600                19,200
        8% Convertible Preferred Stock                        18,095                34,444
        12% Convertible Preferred Stock                       31,746                31,746
                                                          ----------           -----------

Shares Outstanding                                         3,131,555             3,462,975
                                                          ----------           -----------

Income [Loss] Available to Common
   Stockholders Fully Diluted
   Calculations                                          $(2,744,856)          $(2,954,215)

Per Share Amount:
   Net Income [Loss]                                           $(.87)                $(.85)
                                                         -----------           -----------

This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although it is contrary to paragraph 48 of APB No. 15 because it produces an antidilutive result.